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                                                                  EXHIBIT 10.16

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                               CREDIT AGREEMENT



                                by and between

                          CRESCENT OPERATING, INC.,
                           a Delaware corporation,

                                     and


                         NATIONSBANK OF TEXAS, N.A.,



                                     ***

                                $15,000,000.00

                                     ***

                               August 27, 1997




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                           NATIONSBANK OF TEXAS, N.A.
                      500 West Seventh Street, 13th Floor
                          Fort Worth, Texas 76113-2260
                          Facsimile No. (817) 390-6271


                                August 27, 1997



Crescent Operating, Inc.
777 Main Street
Suite 2100
Fort Worth, Texas 76102
Facsimile No. (817) 820-6650

         Re:     Credit Agreement

Ladies and Gentlemen:

         Subject to this agreement, NationsBank of Texas, N.A. ("Lender"), agrees to extend credit to Crescent Operating, Inc., a Delaware corporation ("Borrower") from time to time on or after the date of this agreement and before the Termination Date -- up to $15,000,000.00 principal exposure at any time -- on a revolving credit basis, to be used by Borrower for working capital and for other lawful, general corporate purposes, but not for the purpose of purchasing or carrying margin stock. Accordingly, in consideration of the mutual covenants in the Loan Papers, Borrower and Lender agree as follows:

         1.      Definitions.  As used in this agreement:

         Advance means any amount disbursed by Lender to Borrower under the Loan Papers -- as a original disbursement of funds, or the continuation of a amount outstanding.

         Advance Notice is defined in Paragraph 2.

         Affiliate of any Person shall mean any other Person which, directly or indirectly, controls or is controlled by or is under common control with such first mentioned Person, and, without limiting the generality of the foregoing, shall include: (a) any Person beneficially owning or holding five percent (5.0%) or more of any class of Voting Stock of such first mentioned Person; (b) any Person of which such first mentioned Person owns or holds five percent (5.0%) or more of any class of Voting Stock; and (c) any officer or director (or other individual performing the duties of officer or director) of such first mentioned Person; provided that, in the absence of actual control, the term Affiliate shall in no event include any financial institution which would otherwise be an Affiliate by virtue of its ownership of a class of Voting Stock of Borrower. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock or by contract or otherwise; provided that, in no event shall the fact that a Person is a holder of indebtedness of such Person be considered in and of itself sufficient to enable such Person to direct or cause the direction of the management and policies of such Person.





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         Base Rate means, for any day, the annual interest rate most recently announced by Lender as its prime rate -- which is not necessarily the lowest or best rate actually charged to any customer -- in effect at its principal office in Fort Worth, automatically fluctuating upward and downward as specified in each such announcement without special notice to any Person.

         Business Day means: (a) for all purposes, any day other than Saturday, Sunday and any other day that commercial banks are authorized by law to be closed in Texas; and (b) for purposes of any Advance at the LIBOR Rate, a day when commercial banks are open for international business in London.

         Consequential Loss means any loss or expense (other than lost profits) which Lender may incur as a consequence of: (a) any failure or refusal of Borrower (for any reasons whatsoever other than Lender's default) to take any Advance at the LIBOR Rate after Borrower has requested it under this agreement; or (b) any prepayment, or payment of an Advance at the LIBOR Rate before the last day of the Interest Period for it.

         Conversion Notice is deemed in Paragraph 3(i).

         Default is defined in Paragraph 9.

         Default Rate means, for any day, the lesser of: (a) the Maximum Rate; and (b) the Base Rate plus 4.0%.

         GAAP   means those generally accepted accounting principles and
practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, and the results of operations and changes in financial position, of Borrower, except that any accounting principle or practice required to be changed by the said Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of the said Boards) in order to continue as a generally accepted accounting principle or practice may so be changed.

         Intercompany Credit Agreements means the Amended and Restated Credit and Security Agreement, and the Line of Credit Credit Agreement and Security Agreement, each dated May 21, 1997, and each entered into by and between Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership, as lender and secured party, and Borrower, as borrower and debtor; as well as any other agreements in existence thirty (30) days immediately preceding the date hereof evidencing loans or extensions of credit from any other Affiliate to Borrower; as all of such agreements may be amended, modified or restated with the consent of Lender as contemplated in this agreement.

         Intercompany Debt means, at any time, all indebtedness of Borrower under, or in connection with, the Intercompany Credit Agreements.

         Interest Period means, for each Advance at the:

                 (a) Base Rate, the period beginning with the date it is borrowed or converted to the Base Rate, and ending on the date when all or a portion of that Advance is next paid or converted to an Advance at the LIBOR Rate; and

                 (b) LIBOR Rate, a 1, 2, 3, 6 or 9-month period, as designated in accordance with this agreement.

         LIBOR Rate means, for each Advance at the LIBOR Rate, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/16th%) equal to the sum of: (a) the quotient of (i) the rate of interest determined by Lender to be the average rate (rounded upward, if necessary, to the nearest 0.01%) at which deposits in United States dollars





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are offered by Lender (or, at Lender's discretion, its affiliate) in the London interbank market at approximately 11:00 a.m. London time two (2) Business Days prior to the first day of the applicable Interest Period for delivery on the first day of that Interest Period for the number of days comprised therein and in a amount comparable to the amount of that Advance, divided by (ii) one minus the Reserve Requirements (stated as a decimal); plus (b) 1.00%.

         Loan Papers means this agreement, any and all notes, assignments, subordination agreements, certificates, security agreements, financing statements, guaranties, support agreements and other agreements, documents and instruments ever delivered in connection with this agreement, and all future renewals, extensions or restatements of, or amendments, modifications or supplements to, all or any part of the foregoing.

         Material Adverse Event means any set of one or more circumstances or events which, individually or collectively, would reasonably be expected to result in any: (a) impairment of Borrower's ability to perform any payment or other material obligations under the Loan Papers or the ability of Lender to enforce any such obligations or any of its rights under the Loan Papers; (b) adverse effect upon the validity or enforceability of any Loan Paper; (c) material adverse effect upon Borrower's financial condition, as represented to Lender in Borrower's financial statements that were most recently furnished to Lender as of the date of this agreement; or (d) Potential Default or Default.

         Maximum Amount and Maximum Rate respectively mean the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable law, Lender is permitted to contract for, charge, take, reserve or receive on the Obligation.

         Note is defined in Paragraph 4(a).

         Obligation means all present and future indebtedness, obligations, and liabilities and all renewals, extensions and modifications thereof, now or hereafter owed to Lender by Borrower, arising from, by virtue of or pursuant to any Loan Paper, together with all interest accruing thereon and costs, expenses and attorneys' fees incurred in the enforcement or collection thereof.

         Person means an individual, a corporation, an association, a joint stock company, a business trust or other similar organization, a partnership, a joint venture, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

         Potential Default is defined in Paragraph 9.

         Principal Debt means the unpaid principal balance of all Advances.

         Reserve Requirements means the then stated maximum rate of all reserve requirements under regulations issued by the Board of Governors of the Federal Reserve System (including, without limitation, any margin, emergency, supplemental, special or other reserves required in respect of Eurocurrency liabilities for a member of the Federal Reserve System having deposits in excess of $1,000,000,000.00).

         Revolving Commitment means $15,000,000.00.

         Successful Rights Offering means the offer and sale by Borrower to its shareholders or to any other parties, in a public offering or private placement (in either case, in accordance with all applicable laws and regulations), of securities of Borrower, pursuant to which sufficient net proceeds (after costs and expenses, including underwriting commissions, if any) are received by Borrower to enable Borrower pay the Obligation in full when due and payable.

         Tangible Net Worth means the amount by which total assets of Borrower exceed total liabilities of Borrower in accordance with GAAP, less such assets which would be classified as intangible assets in accordance with GAAP.





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         Termination Date means the earliest to occur of the following dates:
(a) August 27, 1998 (provided that such date may be once extended to August 27, 1999 by agreement of Lender upon request by Borrower received by Lender by June 27, 1998, so long as there shall not exist and be continuing a Default at such time); (b) the fifth day immediately following the date on which a Successful Rights Offering is completed; and (c) the effective date that Lender's commitment to extend credit under this agreement is otherwise cancelled or terminated in accordance with this agreement.

         Voting Stock when used with reference to any Person, shall mean shares (however designated) of such Person having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body) of such Person, other than shares having such power only by reason of the happening of a contingency.

         2. Commitment. Upon Borrower's prior notice -- in substantially the form of the attached Exhibit B-1 (an "Advance Notice"), Lender agrees to extend credit to Borrower prior to the Termination Date in the form of Advances so long as, immediately after an Advance is made the Principal Debt does not exceed the Revolving Commitment. The Advance Notice must be received by Lender at least three (3) Business Days before an Advance. Each such Advance may only be borrowed on a Business Day and must be a minimum of $250,000.00 unless such Advance would be a lesser amount which would exhaust availability under the Revolving Commitment. Subject to the terms and conditions of this agreement, Borrower may borrow, repay without penalty or premium (subject to the obligation of Borrower to pay any Consequential Loss as required in Paragraph 3[l] hereof) and reborrow hereunder, prior to the Termination Date.

         3. Interest Rates and Protections. Except as otherwise stated, the Principal Debt shall bear interest at a rate per annum equal to the lesser of: (a) the Maximum Rate; and (b) the LIBOR Rate (or, in certain circumstances, the Base Rate, as provided in this agreement). Each change in the Base Rate and Maximum Rate, subject to the terms of this agreement, will become effective, without notice to Borrower or any other Person, upon the effective date of that change.

                 (a) Advance Notice. Borrower must designate the date, amount and Interest Period of each requested Advance in the Advance Notice for it.

                 (b) Interest Period. At the time Borrower gives any Advance Notice (or Conversion Notice pursuant to Paragraph 3[i]) in respect of the making of an Advance at the LIBOR Rate, Borrower must elect the Interest Period applicable thereto, provided that: (i) the initial Interest Period for an Advance at the LIBOR Rate shall commence on the date of that Advance (including the date of any conversion thereto), and each Interest Period occurring thereafter in respect of that Advance shall commence on the day on which the next preceding Interest Period applicable thereto expires; (ii) if any Interest Period for an Advance at the LIBOR Rate begins on a day for which there is no numerically corresponding Business Day in the calendar month at the end of such Interest Period, that Interest Period shall end on the last Business Day of such calendar month; (iii) no Interest Period may be chosen with respect to any portion of the Principal Debt which would extend beyond the scheduled repayment date for such portion of the Principal Debt; and (iv) no more than an aggregate of twenty LIBOR Rate Interest Periods shall be in effect at one time.

                 (c) Rate Estimates. Borrower or Borrower's representatives may call Lender on or before the date on which an Advance Notice (or Conversion Notice pursuant to Paragraph 3[i]) is to be delivered by Borrower in order to receive an indication of the rates then in effect, but that such projection shall neither be binding upon Lender nor affect the rate of interest which thereafter is actually in effect when the Advance Notice or Conversion Notice is given.

                 (d) Default Rate. At Lender's option and to the extent permitted by law, all past due Principal Debt and accrued interest thereon shall bear interest from the date due and payable (stated or by acceleration) at the Default Rate until paid, regardless whether such payment is made before or after entry of a judgment.





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                 (e)      Recapture.  If the Base Rate, LIBOR Rate or Default
Rate (the "contract rate") ever applicable to any Advance exceeds the Maximum Rate, the rate of interest on that Advance shall be limited to the Maximum Rate, but any subsequent reductions in the contract rate shall not reduce the rate of interest thereon below the Maximum Rate until the total amount of interest accrued thereon equals the amount of interest which would have accrued thereon if the contract rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of any Note, the total amount of interest paid or accrued is less than the amount of interest which would have accrued if the applicable contract rates had at all times been in effect, then, at such time and to the extent permitted by law, Borrower shall pay an amount equal to the difference between: (a) the lesser of the amount of interest which would have accrued if those contract rates had at all times been in effect and the amount of interest which would have accrued if the Maximum Rate had at all times been in effect; and (b) the amount of interest actually paid or accrued on that Note.

                 (f) Calculations. All payments of interest shall be calculated on the basis of actual number of days (including the first day, but excluding the last day) elapsed, but computed as if each calendar year consisted of 360 days in the case of an Advance at the LIBOR Rate (unless such calculation would result in the interest on the Advances exceeding the Maximum Rate in which event such interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be) and 365 or 366 days, as the case may be, in the case of an Advance at the Base Rate. All interest rate determinations and calculations by Lender shall be conclusive and binding absent manifest error. Interest calculations may be made ten (or less) days prior to any due date. If the interest rate is adjusted in accordance with the terms herein during any period for which interest is payable, then, subject to Paragraph 3(g), the interest payable for the succeeding period will be adjusted appropriately.

                 (g) Maximum Rate. Regardless of any provision contained in any of the Loan Papers, Lender shall never be entitled to contract for, charge, take, reserve, receive or apply, as interest on the Obligation, or any part thereof, any amount in excess of the Maximum Rate, and, in the event Lender ever contracts for, charges, takes, reserves, receives or applies as interest any such excess, it shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted under applicable law: (a) treat all Advances as but a single extension of credit (and Lender and Borrower agree that such is the case and that provision herein for multiple Advances is for convenience only); (b) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (c) exclude voluntary prepayments and the effects thereof; and (d) "spread" the total amount of interest throughout the entire contemplated term of the Obligation; provided that, if the Obligation is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Lender shall refund such excess, and, in such event, Lender shall not to the extent permitted bylaw, be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount. To the extent the laws of the State of Texas are applicable for purposes of determining the "Maximum Rate" or the "Maximum Amount", such term shall mean the "indicated rate ceiling" from time to time in effect under Article 1.04, Title 79, Revised Civil Statutes of Texas, as amended. Pursuant to Article 15.10(b) of Chapter 15, Subtitle 79, Revised Civil Statutes of Texas, 1925, as amended, Borrower agrees that such Chapter 15 (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not govern or in any manner apply to the Obligation.

                 (h) Offices. To the extent permitted by law, Lender may make, carry or transfer its part of any Advance at, to or for the account of any of its branch offices or the office of any of its affiliates.

                 (i) Basis Unavailable or Inadequate. If, on or before any date on which a LIBOR Rate is to be determined for an Advance, Lender determines that the basis for determining any such rate is not available or that the resulting rate does not accurately reflect the cost to Lender of making, maintaining or converting Advances at such rate for the applicable interest Period, then Lender shall promptly give notice of such determination to Borrower (and such determination shall be conclusive and binding on Borrower) and such Advance shall bear interest at the Base Rate. Until





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Lender notifies Borrower that the circumstances giving rise to such condition no longer exist, Lender's commitments hereunder to make or maintain, or to convert to, Advances at the LIBOR Rate shall be suspended and such Advance shall be made or maintained at the Base Rate. When the circumstances giving rise to such condition no longer exist, Borrower may convert such Advance or Advances into an Advance at the LIBOR Rate, provided that each such conversion must be effected by Borrower giving Lender irrevocable notice in the form of the attached Exhibit B-2 (a "Conversion Notice") which must be received by Lender no later than 10:00 a.m. Fort Worth time on the third Business Day preceding the date of the requested conversion for conversion of an Advance to the LIBOR Rate. Each Conversion Notice must specify the date of conversion, the Advances to be converted and the Interest Period to be applicable thereto.

                 (j)      Additional Costs/Reductions.

                          (i)     If, in respect of all or any portion of any
Advance at the LIBOR Rate: (A) any present or future law shall impose, modify or deem applicable, or compliance by Lender with any requirement (whether or not having the force of law) of any central bank or governmental agency shall result, in any requirement that any reserves (including, without limitation, any marginal, emergency, supplemental, special or other reserves) be maintained -- other than the Reserve Requirements already taken into effect in the calculation of the LIBOR Rate -- and (B) any of the same results in a reduction in any sums receivable by Lender hereunder or an increase in the costs incurred by Lender in advancing or maintaining any portion of any Advice at the LIBOR Rate; then (C) Lender shall give notice to Borrower upon becoming aware of same and deliver to Borrower a certificate setting forth in reasonable detail the amount necessary to compensate Lender for such reduction or such increase (which certificate shall be conclusive and binding as to such amount, absent manifest error); and (D) Borrower shall either, at Borrower's election, pay such amount to Lender within ten (10) days after demand therefor or, before the Termination Date and subject to all other conditions to an Advance under this agreement, add such amount to the Principal Debt.

                          (ii)    If with respect to all or any portion of any
Advance, any present or future law regarding capital adequacy or compliance by Lender with any request, directive or requirement now existing or hereafter imposed by any central bank or governmental agency regarding capital adequacy (whether or not having the force of law) shall result in a reduction in the rate of return on Lender's capital as a consequence of Lender's obligations under this agreement to a level below that which Lender otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Lender to be material (and Lender may, in determining such amount, utilize such assumptions and allocations of costs and expenses as Lender shall deem reasonable and may use any reasonable averaging or attribution method), then (unless the effect of such event is already reflected in the rate of interest then applicable hereunder) Lender shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate Lender therefor, which certificate shall be conclusive and binding absent manifest error, and Borrower shall either, at Borrower's election, pay such amount to such Lender within ten (10) days after demand therefor or, before the Termination Date and subject to all other conditions to an Advance under this agreement, add such amount to the Principal Debt.

                 (k) Unlawfulness. If at any time any law shall make it unlawful for Lender to make or maintain any Advance at the LIBOR Rate, then Lender shall promptly notify Borrower, and: (a) in respect of undisbursed funds, Lender shall not be obligated to make any requested Advance which would be unlawful; and (b) in respect of any outstanding Advance (i) if maintaining such Advance until the last day of the Interest Period applicable thereto is unlawful, such Advance shall be converted to the Base Rate as of the date of such notice, and Borrower shall pay any related Consequential Loss, or (ii) if not so prohibited by law, such Advance shall be converted to the Base Rate as of the last day of the Interest Period then applicable thereto, or (iii) if any such conversion will not resolve such unlawfulness, Borrower shall prepay promptly that Advance, without penalty, but with any related Consequential Loss.

                 (l) Consequential Loss. Borrower shall indemnify Lender against, and shall pay to Lender within ten (10) days after demand, any Consequential Loss of Lender. When Lender demands that Borrower pay any Consequential Loss, Lender shall deliver to Borrower a certificate setting forth in reasonable detail the basis for imposing





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such Consequential Loss, the calculation of such amount thereof, which calculation shall be conclusive and binding absent manifest error.

         4.      Terms of Payment.

                 (a) Note. The indebtedness arising under this agreement shall be evidenced by, and payable in accordance with the terms of, a promissory note (as renewed, extended, amended or replaced, the "Note"), executed by Borrower and in the stated principal amount of $15,000,000.00 and substantially in the form of the attached Exhibit A.

                 (b) Prepayments. Subject to the terms and conditions of this agreement, Borrower may prepay without penalty or premium (subject to the obligation of Borrower to pay any Consequential Loss as required in Paragraph 3[l] hereof) and reborrow any Principal Debt hereunder before the Termination Date.

                 (c) Order of Application. Except as otherwise provided, payments and prepayments of the Obligation shall be applied in the following order: (i) expenses then owed to Lender; (ii) fees then due and payable to Lender; (iii) accrued interest on the Obligation that is then due and payable;
(iv) Principal Debt; and (v) to the remaining Obligation in the order and manner as Lender may select. Applications under clause (v) will be made in an order that will minimize the related Consequential Loss.

                 (d) Fees. Borrower agrees to pay to Lender a facility fee, payable on the date of closing of this agreement, as a condition to the making of the initial Advance hereunder, equal to 0.50% of the Revolving Commitment, which -- except as otherwise provided by law and to the extent not in excess of the Maximum Rate -- does not constitute compensation for the use, detention or forbearance of money, is in addition to, and not in lieu of, interest and expenses otherwise described in this agreement, is non-refundable, bears interest at the Default Rate from the date due until paid, and is calculated on the basis of actual number of days over a 360-day year.

         5. Certain Representations and Warranties. Borrower represents and warrants to Lender that: (a) Borrower is a corporation duly organized and existing in good standing under the laws of the State of Delaware and is duly licensed or qualified as a foreign corporation and in good standing in all states and nations in which such licensing or qualification and good standing are necessary in order to, and it has the corporate power and authority to, own its properties and assets and to transact the business in which it is engaged;
(b) Borrower has the corporate power and requisite authority to execute, deliver, comply with and perform its obligations under the Loan Papers, for which no approval or consent of any Person, entity or governmental authority of any nature is required; (c) the execution, delivery and performance of the Loan Papers will not cause Borrower to be in violation or contravention of any applicable law or regulation or of any material agreement, instrument or contract to which Borrower is a party, including without limitation any of the Intercompany Credit Agreements or any other material contracts with its Affiliates, or by which any of Borrower's assets are bound or of the Certificate of Incorporation or By-Laws of Borrower; (d) Borrower is not involved in or aware of the threat of any litigation which, if determined adversely to Borrower, would be a Material Adverse Event; (e) there are no outstanding or unpaid judgments against Borrower; (f) all financial statements and related information delivered to Lender by Borrower were true and correct in all material respects as of the date thereof, were (in the case of financial statements) prepared in accordance with accounting principles acceptable to Lender, and fairly present Borrower's financial condition, material liabilities, there having been no material adverse changes in the financial condition of, and no (except as contemplated herein) material obligations (direct, indirect, contingent or liquidated) incurred by, Borrower between the date of such financial statements and the date hereof; (g) Borrower has filed all material tax returns and reports required by law to have been filed and has paid all taxes and governmental charges thereby shown to be due and payable;
(h) Borrower has no subsidiaries other than those which have specifically been disclosed in writing by Borrower to Lender prior to the date hereof; (i) credit extended under this agreement is for the purposes stated in the first paragraph of this agreement; (j) as of the date hereof, and after giving effect to this agreement and the indebtedness and obligations of Borrower evidenced hereby, Borrower is, and will be, solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities and debts; (k) Borrower will use





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its best efforts to complete a Successful Rights Offering prior to August 27,
1998; provided that, if Borrower elects to extend the Termination Date in accordance with the terms and conditions of this agreement to August 27, 1999, Borrower will use its best efforts to complete a Successful Rights Offering on or before January 31, 1999; and provided, further, that Borrower will utilize the Support Agreement dated August 27, 1997, and executed by Richard E. Rainwater, John Goff and Gerald Haddock in connection herewith, if necessary in order to accomplish the foregoing and pay the Obligation in full when due, and Borrower specifically agrees to take all reasonable and necessary action to enforce such Support Agreement in such instance and/ or, at the request of Lender, to join Lender in any such enforcement action; and (l) without limiting the generality of the foregoing clause (k) of this Paragraph 5, Borrower will maintain, at all times until the Obligation has been paid and performed in full and Lender has no further commitment to make Advances, a sufficient number of duly authorized shares of Company's common stock as may be necessary to complete a Successful Rights Offering and, in any event, to complete any sale of such shares which may be required by the Support Agreement.

         6.      Conditions Precedent.   Lender shall not be obligated to make
the initial or any subsequent Advance hereunder unless and until it shall have received: (a) the notice therefor in substantially the form of the attached Exhibit B-1 and all statements made therein are true and correct; (b) all agreements, documents, instruments, notes, subordination agreements, certificates, support agreements and other agreements, certificates, opinions, evidences and other items listed on the attached Schedule I, in each case in such number of counterparts and in form as may be reasonably acceptable to Lender; (c) full and timely payment of the facility fee referred to in Paragraph 4(d) hereof and all other amounts due and payable to Lender as of such time as contemplated in this agreement; (d) the representations and warranties in the Loan Papers are and will be true and correct in all material respects; (e) no material adverse change shall have occurred in the financial condition of Borrower or any other Person or entity liable for or supporting Borrower's repayment of any of the Obligation and the Lender shall not have determined that the prospect of repayment or performance of any of the Obligation has been materially impaired; and (f) no Default or Potential Default is or will be continuing.

         7. Certain Affirmative Covenants. Until the Obligation has been paid and performed in full and Lender has no further commitment to make Advances, Borrower covenants with Lender that it shall: (a) deliver to Lender financial statements and other information from time to time and at any time as Lender may reasonably request concerning Borrower and its properties and Affiliates, containing such information as Lender may deem necessary or appropriate, in its sole discretion, including, without limitation: (i) as soon as available, but no later than ninety (90) days after the end of each fiscal year of Borrower, annual audited financial statements (including a balance sheet, income statement, changes in capital position, reconciliation of net worth and all financial notes thereto) of Borrower prepared in accordance with GAAP by an independent certified public accountant acceptable to Lender, as well as annual individual financial statements of Richard E. Rainwater, John Goff and Gerald Haddock, each in form and detail satisfactory to Lender; and
(ii) as soon as available, but no later than thirty (30) days after the end of each fiscal quarter of Borrower, quarterly compiled financial statements (including a balance sheet and income statement) prepared in accordance with GAAP; (b) permit Lender's officers or authorized representatives to visit and inspect Borrower's books of account and other records at such reasonable times and as often as Lender may desire; (c) maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses; (d) promptly advise Lender in writing of: (i) any condition, event or act which comes to its attention that would or might materially adversely affect Borrower's financial condition or operations or Lender's rights under the Loan Papers; (ii) any material litigation filed by or against Borrower; (iii) any event that has occurred that would constitute a Default or a Potential Default; (e) maintain its existence, good standing and qualification to do business, where required and comply with all laws, regulations and governmental requirements including, without limitation, environmental laws applicable to it or to any of its property, business operations and transactions; (f) maintain a ratio of (i) total indebtedness of Borrower, less Intercompany Debt to (ii) the sum of Tangible Net Worth plus Intercompany Debt, of not more than 1.00 to 1.00 at all times; (g) make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications and additional agreements, undertakings, conveyances, deeds of trust, mortgages, transfers, assignments, financing statements or other assurances, and take any and all other action, as Lender may, from time to time, reasonably deem necessary or proper in connection with this agreement or any of the other Loan Papers, or the obligations of the Borrower hereunder or thereunder, for better assuring and confirming unto Lender all or any part of such obligations;
(h) pay the out-of-pocket
costs, including, without limitation, filing fees and reasonable attorneys' fees (including, without limitation, the reasonable attorney's fees of the Lender's legal counsel in an amount not to exceed $10,000.00 through the date of closing of this agreement), costs, expenses and disbursements incurred by Lender in the preparation, negotiation, execution and, if appropriate, recordation of the Loan Papers and any amendments thereto or waivers thereunder, such costs and expenses being due and payable on the date of closing of this agreement to the extent incurred on or before such date (and being due and payable upon demand by Lender to the extent incurred after such date); and (i) within five (5) days after the completion of a Successful Rights Offering, to pay the Obligation in full.

         8. Certain Negative Covenants. Until the Obligation has been paid and performed in full and Lender has no further commitment to make Advances, Borrower covenants and agrees with Lender that Borrower will not directly or indirectly, without prior written consent of Lender: (a) assign or attempt to assign any of Borrower's rights or obligations under any Loan Paper;
(b) create, assume, incur, permit to exist, guarantee or in any manner become liable, contingently or otherwise, in respect of any material indebtedness, other than the indebtedness of the Borrower under the Loan Papers, except for indebtedness and leases incurred in the ordinary course of business, indebtedness incurred for the sole purpose of paying the Obligation in full when due and indebtedness pursuant to the existing loan facilities as currently set forth in the Intercompany Credit Agreements; or (c) enter into any material amendments of the Intercompany Credit Agreements regarding any amount of credit, payment schedule or rate of interest thereunder; (d) sell, lease, assign or otherwise dispose of or transfer all, substantially all, or any substantial portion of its assets, or enter into any merger or consolidation, or transfer control of the Borrower, or form or acquire any subsidiary without the prior written approval of Lender; (e) grant, suffer or permit any contractual or noncontractual lien, encumbrance, charge or security interest on any of its assets, except in favor of Lender and the holders of the indebtedness evidenced by the Intercompany Credit Agreements, or enter into any other similar negative pledge agreements, covenants or similar agreements with any Person other than Lender and such holders; or (f) make or declare any dividends to its shareholders.

         9. Default. As used herein, "Default" means the occurrence of any one or more of the following (and the term "Potential Default" means the occurrence of any event which, with notice or lapse of time or both, could become a Default): (a) Borrower's failure or refusal to pay any of the Obligation when due (and, in respect of interest payments only, the same is not paid within five [5] days of such due date); (b) Borrower's failure to punctually and properly perform, observe and comply with any other covenant, agreement or condition contained in any Loan Paper; (c) Borrower shall be insolvent, shall generally fail to pay Borrower's debts as they become due, or shall become a party to (other than as a claimant or creditor) or is made the subject of any proceeding provided by any bankruptcy, liquidation, conservatorship, moratorium, rearrangement, receivership, insolvency, reorganization or similar law from time to time in effect and affecting the rights of creditors generally (unless, in the event such proceeding is involuntary, the petition instituting same is dismissed within sixty [60] days after its filing); (d) Borrower fails to have discharged, within a period of thirty (30) days after final entry of any judgment, warrant of attachment, sequestration or similar proceeding against its assets with a value, individually or collectively, in excess of $500,000.00; (f) the occurrence and continuance of an event of default in respect of any other debt of Borrower in excess of $500,000.00 (unless Borrower is diligently contesting the amount or validity of such debt or such event of default by appropriate proceedings and the obligee in respect thereof is not pursuing the exercise of remedies against Borrower or Borrower's assets at such time); (g) any representation or warranty made by Borrower in this agreement or in any other writing delivered by Borrower to Lender in connection with this agreement was false, misleading or erroneous in any material respect at the time it was made; (h) any of Richard
E. Rainwater, John Goff, Gerald Haddock or Jeff Stevens shall cease to be involved in the executive management of Borrower; (i) any other "event of default" or "default" under, or as such terms are defined in any Loan Paper; and (j) any "Event of Default" as defined in, or any other breach or default in, any of the Intercompany Credit Agreements.

         10. Remedies and Rights. Upon the occurrence and continuance of a Default, Lender may exercise any and all legal and equitable rights and remedies afforded by the Loan Papers, applicable laws or otherwise, including, without limitation, declaring all of the Obligation immediately due and payable and terminating its commitment to make Advances under this agreement. All rights available to Lender under the Loan Papers shall be cumulative of and in addition to all other rights granted to Lender at law or in equity, whether or not the Obligation be due and payable and whether or not Lender has instituted any suit for collection or other action in connection with the Loan Papers.
Any sums spent by Lender pursuant to the exercise of any right provided herein shall become part of the Obligation and shall bear interest from the date spent until the date repaid by Borrower at the Default Rate, and the obligations of Borrower and the rights of Lender under the Loan Papers shall continue in full force and effect until the Obligation and all other indebtedness under the Loan Papers has been paid and performed in full.

         11. INDEMNIFICATION. BORROWER SHALL INDEMNIFY, PROTECT AND HOLD LENDER AND ITS PARENTS, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, AGENTS, SUCCESSORS, ASSIGNS AND ATTORNEYS (COLLECTIVELY, THE "INDEMNIFIED PARTIES") HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS AND PROCEEDINGS, AND ALL REASONABLE AND NECESSARY COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL REASONABLE ATTORNEYS' FEES AND LEGAL EXPENSES WHETHER OR NOR SUIT IS BROUGHT) AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (THE "INDEMNIFIED LIABILITIES") WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE INDEMNIFIED PARTIES, IN ANY WAY RELATING TO OR ARISING OUT OF ANY LOAN PAPER, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN TO THE EXTENT THAT ANY OF THE INDEMNIFIED LIABILITIES RESULTS, DIRECTLY OR INDIRECTLY, FROM ANY LITIGATION OR PROCEEDING COMMENCED BY OR ON BEHALF OF ANY PERSON OR ENTITY OTHER THAN THE INDEMNIFIED PARTIES (PROVIDED THAT, ALTHOUGH EACH INDEMNIFIED PARTY SHALL BE INDEMNIFIED FOR SUCH PARTY'S ORDINARY NEGLIGENCE HEREUNDER, NO INDEMNIFIED PARTY SHALL HAVE THE RIGHT TO BE INDEMNIFIED HEREUNDER FOR ITS OWN FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

         12. Waivers. Borrower and all endorsers, sureties and guarantors of the Obligation, or any part thereof, hereby severally waive: (a) presentment, demand and protest; (b) notice of default, dishonor, demand, non-payment and protest; (c) notice of intent to accelerate all or any part of the Obligation; (d) notice of acceleration of all or any part of the Obligation; (e) diligence in collecting any payment of all or any part of the Obligation; (f) the bringing of any suit against any Person; (g) notice of release, subordination, substitution or modification of any security for all or any part of the Obligation; (h) any delay, indulgence, waiver or other act of or by Lender; (i) the release of any party primarily or secondarily liable for all or any part of the Obligation; and (j) notice of any other kind.

         13. Miscellaneous. Where appropriate, words of any number shall include the plural and singular or of any gender shall include each other gender. Unless specifically otherwise provided, any approval, consent, demand, notice, request or other communication under the Loan Papers to any party under this agreement must be in writing (which may be by facsimile transmission if a facsimile number is provided herein for such party and if, without affecting the date such facsimile transmission was actually made, subsequently confirmed by delivery or mailing in accordance with this paragraph) to be effective and shall be deemed to have been given on the day actually delivered or, if mailed, on the third Business Day after it is enclosed in an envelope, addressed to the party to be notified, properly stamped, sealed and deposited in the appropriate postal service. Until changed by notice pursuant hereto, the address (and facsimile number, if any) for each party is set forth below its name on the first page of this agreement. All covenants, agreements, undertakings, representations and warranties made in any Loan Paper shall survive all closings under the Loan Papers and shall not be affected by any investigation made by any party. Representations, warranties, covenants, defaults, remedies or other provisions of any Loan Paper shall not limit or abrogate the provisions of any other Loan Paper even if of a similar nature, and all provisions of all Loan Papers shall be binding and enforceable upon the parties thereto. Any conflict or ambiguity between the terms and provisions of one Loan Paper and terms and provisions in any other Loan Paper shall be controlled by the terms and provisions that are the most restrictive upon Borrower. The laws of the State of Texas and the United States shall govern the rights and duties of the parties hereto and the validity, construction, enforcement and interpretation of the Loan Papers. If any provision in any Loan Paper is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the appropriate Loan Paper shall be construed and enforced as if such provision had never comprised a part thereof; and the remaining provisions thereof shall remain in full force and effect and shall not be affected by such provision or by its severance therefrom. The Loan Papers may be amended or the provisions thereof waived only by an instrument in writing executed jointly by Borrower and Lender, and supplemented only by documents delivered or to be delivered in accordance with the express terms thereof. This agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this agreement, it shall not be necessary to produce or account for more than one such counterpart.

12. ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO, INCLUDING, BUT NOT LIMITED TO, THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENTS OR INSTRUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW). THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF JUDICIAL ARBITRATION AND MEDIATION SERVICES, INC. (J.A.M.S.), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS CREDIT AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

         A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE CITY OF THE BORROWER'S DOMICILE AT TIME OF THIS AGREEMENT'S EXECUTION AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN NINETY (90) DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL SIXTY (60) DAYS.

         B. RESERVATION OF RIGHTS. NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO: (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT; OR (II) BE A WAIVER BY THE LENDER OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF THE LENDER
HERETO: (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED
TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER.
THE LENDER MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

         15. Acceptance; Parties Bound. If the foregoing is acceptable to Borrower, Borrower should execute one or more copies hereof in the spaces provided below, whereupon this letter will become an agreement binding upon and inuring to the benefit of Lender and Borrower, and the respective heirs, personal representatives, successors and assigns of each; provided that Borrower may not, without the prior written consent of Lender, assign any rights or obligations hereunder, and any purported assignment without such consent shall be void ab initio.

THE LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                                  Very truly yours,

                                  LENDER:

                                  NATIONSBANK OF TEXAS, N.A.


                                  By: /s/ TIMOTHY W. MCKINNEY
                                     ------------------------------------------
                                     Timothy W. McKinney, Senior Vice President





         The foregoing is accepted and agreed to in all respects, to be effective as of as of August 27, 1997.

                                  BORROWER:

                                  CRESCENT OPERATING, INC., a Delaware
                                  corporation


                                  By: /s/ JEFF STEVENS
                                     ------------------------------------------
                                     Jeff Stevens, Vice President and Secretary

                                PROMISSORY NOTE


$15,000,000.00                 Fort Worth, Texas                 August 27, 1997


         FOR VALUE RECEIVED, Crescent Operating, Inc., a Delaware corporation ("Maker"), promises to pay to the order of NATIONSBANK OF TEXAS, N.A., a national banking association ("Payee"), at its principal offices at 500 West Seventh Street, Fort Worth, Tarrant County, Texas 76102-4700, that portion of the principal amount of $15,000,000.00 that may be disbursed and outstanding under this note, together with interest.

         This note is the Note under the Credit Agreement (as it may be renewed, extended, amended or restated, the "Credit Agreement") dated as of the date of this note, between Maker and Payee. All of the defined terms in the Credit Agreement have the same meanings when used in this note.

         This note incorporates by reference all provisions in the Credit Agreement, including, without limitation, all provisions applicable to this note -- such as provisions for use of proceeds, disbursements of principal, applicable interest rates before and after Default, voluntary and mandatory prepayments, acceleration of maturity, exercise of rights, assurances and security, choice of Texas and United States federal law, usury savings and other matters applicable to "Loan Papers" under the Credit Agreement.

         Interest on this note is due and payable as it accrues on the last day of each calendar month -- beginning September 27, 1997 -- during the term of this note and on the final maturity date of this note.

         Before the Termination Date and subject to the Credit Agreement, principal of this note may be repaid and reborrowed. The unpaid principal balance of this note is due and payable on the Termination Date.

         If this note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay court costs, reasonable attorneys' fees and other costs of collection of the holder of this note.

         Maker and each surety, endorser, guarantor and other party ever liable for payment of any part of this note jointly and severally waive presentment and demand for payment, protest and notice of protest and nonpayment, intention to accelerate and acceleration, and agree that their liability on this note shall not be affected by, and consent to, any renewal or extension in the time of payment of this note, any indulgences or any release or change in any security for the payment of this note.

         THIS NOTE, THE CREDIT AGREEMENT AND THE RELATED LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         EXECUTED on August 27, 1997, to be effective as of the date first above written.

                               MAKER:

                               CRESCENT OPERATING, INC., a Delaware corporation


                               By: /s/ JEFF STEVENS
                                  ---------------------------------------------
                                  Jeff Stevens, Vice President and Secretary